UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/03/2008

Sears Holdings Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51217

Delaware	20-1920798
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3333 Beverly Road
Hoffman Estates, Illinois 60179
(Address of principal executive offices, including zip code)

847-286-2500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 3, 2008, the Board of Directors of Sears Holdings Corporation (the "Company") appointed Michael D. Collins to the position of Chief Financial Officer, effective immediately. Mr. Collins, age 45, joined the Company in October 2008 as Senior Vice President, Financial Planning and Analysis. Prior to joining the Company, Mr. Collins served as Senior Vice President, Planning and Analysis, at General Electric Company's NBC Universal Division from March 2004 to October 2008. Mr. Collins worked in a variety of finance positions in his eighteen year career at General Electric Company.

Pursuant to a letter relating to employment, Mr. Collins will receive an annual base salary of $600,000. He is also eligible for a 2008 target award of 75% of his base salary under the 2008 Annual Incentive Plan ("AIP"), the payout for which can be higher or lower depending on the Company's financial performance in relation to performance goals set by the Compensation Committee of the Board of Directors. The AIP award is subject to pro-ration based on the portion of the 2008 annual incentive period actually worked. Mr. Collins participates in the Company's 2008 Long-Term Incentive Program ("LTIP"), with a 2008 target award of 150% of his base salary, the payout for which can be higher or lower depending on the Company's financial performance in relation to the three-year performance goals set by the Compensation Committee of the Board of Directors. Mr. Collins's LTIP award is subject to pro-ration based on the portion of the LTIP performance period remaining after the grant date. Mr. Collins will receive an initial sign-on bonus of $100,000 within 30 days of the relocation of his residence to the Chicago area. He will receive an additional sign-on bonus of $200,000 payable in March 2009, subject to his relocation of his residence to the Chicago area. He will be required to repay the sign-on bonuses if he voluntarily terminates his employment or is terminated for misconduct or integrity issues within two years of his date of hire. Mr. Collins also received a grant of 18,278 shares of restricted stock under the Company's 2006 Stock Plan, which will vest in full on November 3, 2011. Mr. Collins will receive relocation benefits under the standard Company policy. Mr. Collins has entered into an Executive Severance Agreement, which provides, among other things, that if he is involuntarily terminated by the Company for any reason other than cause, death or disability (or he voluntarily terminates his employment for good reason), he will receive one year of salary continuation, equal to base salary at the time of termination, subject to mitigation and further subject to the completion of the relocation of his residence to the Chicago area by December 31, 2008. The Executive Severance Agreement also includes customary non-compete, non-solicitation and non-disclosure covenants.

Mr. Collins succeeds J. Miles Reidy, who joined the Company in October 2007. In consideration of Mr. Reidy extending his employment through the end of the fiscal year, the Company amended Mr. Reidy's letter relating to employment to remove the repayment requirements associated with the $250,000 sign-on bonus that he received in October 2008 and the relocation benefits that he received under the Sears Relocation Policy.

Copies of the letter from the Company to Mr. Collins relating to employment dated November 11, 2008 and the amendment to Mr. Reidy's letter dated December 5, 2008 are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by this reference. The foregoing description of the terms of the letter and amendment are qualified in their entirety by reference to the full texts of the letter and amendment.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sears Holdings Corporation

Date: December 09, 2008	By:	/s/ William K. Phelan
William K. Phelan
Senior Vice President and Controller

Exhibit Index

Exhibit No.	Description
EX-10.1	Letter from Registrant to Michael D. Collins relating to Employment dated December 5, 2008
EX-10.2	Amendment to Letter from Registrant to J. Miles Reidy dated December 5, 2008